Exhibit 99.2

May 3, 2017

Presentation Script

The following script should be read in conjunction with the accompanying slide presentation, which contains, among other information, source data for certain information set forth in the script.

Thank you for joining us. We’ll start with an overview of XPO Logistics today — our company, our technology and our value propositions for customers and investors. We’ll discuss our operations in depth. And then we’ll summarize our first quarter 2017 results and financial targets.

XPO is a top ten global logistics company with approximately $15 billion of revenue, operating as a highly integrated network of people, technology and physical assets. We use our network to help customers manage their goods more efficiently throughout their supply chains. We run our business under the single brand of XPO Logistics.

As context, we have two reporting segments: transportation and logistics. Approximately 63% of our revenue comes from transportation. The other 37% is logistics, which we sometimes refer to as “supply chain” or “contract logistics.”

We’re not reliant on the economy of any one country, region or industry. About 60% of our revenue is generated in the United States, 13% comes from France and 12% from the UK. Of the balance, Spain is the next largest at 4% of revenue. In total, we operate in 34 countries with over 89,000 employees and 1,431 locations.

Our customer base is also highly diversified. The more than 50,000 customers we serve are in every major industry and touch every part of the economy. Retail and e-commerce accounts for the largest portion of our revenue at 26%, followed by food and beverage at 14%.

These are the key factors driving our growth and returns:

•	A well-integrated service offering with significant economies of scale;

•	Increasing sales momentum within a $1 trillion addressable opportunity, of which we hold less than 1.5% market share;

•	Accelerating EBITDA and cash generation, while we continue to invest in growth;

•	Cutting-edge technology that differentiates XPO across lines of business;

•	A strong presence in the high-growth e-commerce sector;

•	Numerous company-specific margin improvement opportunities;

•	A healthy diversification by service offerings, geographies and customer verticals;

•	Low maintenance capex requirements; and

•	World-class operators who are laser-focused on driving results.

In addition, we have a major opportunity to increase our profitability through the cross-fertilization of best practices. This is already paying dividends, given the high caliber of our operations on both sides of the Atlantic. We’re sharing knowledge across all of our service offerings and geographies, with an emphasis on large-impact areas such as customer service, sales, safety, warehouse management, cross-dock operations, maintenance, training and HR. The veteran operators who lead our business units are adept at integrating these practices into daily operations.

Our sales strategy is two-fold: earn a greater share of wallet with our existing customer base, and penetrate high-growth verticals where companies have a need for multiple XPO services. We’ve made sizable investments in a world-class sales force that transforms how we go to market. We’ve more than tripled the number of strategic account managers, and our salespeople now use a global CRM system. This puts them in a better position to serve our customers and drive returns. Our account executive organization is substantially larger than it was a year ago, and we’ve established growth-based incentives. The $716 million of sales we closed through March was a first quarter record for our company, up significantly from $429 million a year ago.

Our financial targets take all of these factors into consideration. We expect to achieve at least $1.35 billion of adjusted EBITDA for 2017, and at least $1.575 billion of adjusted EBITDA for 2018. Additionally, we have a 2017–2018 cumulative free cash flow target of approximately $900 million, including at least $350 million of free cash flow this year.

We have a concrete bridge to these numbers, built largely on company-specific actions we’re taking to increase our adjusted EBITDA margin by 200 basis points to 10%. Some of the larger opportunities are related to cost rationalization in the categories of centralized procurement, back office operations, real estate savings, workplace automation, labor productivity and other efficiencies.

Company Overview

We’ve meticulously built our global network to provide exceptional value for customers while generating high returns for our shareholders. The components are:

•	An intense customer service culture and a highly engaged employee base;

•	A deep bench of best-in-class operators with specific strengths in each area of our business;

•	Cutting-edge, proprietary technology integrated on a cloud-based platform across all business offerings;

•	Ground transportation assets of 16,000 owned tractors; 39,000 trailers; 9,500 53-ft. intermodal boxes; and 8,000 chassis;

•	A non-asset transportation network of 10,000 trucks contracted via independent owner-operators, and more than 1 million brokered trucks;

•	437 cross-docks and 756 contract logistics facilities; and

•	A business model that is asset-light overall, with assets accounting for just under a third of our revenue. Our estimated net capex is only about 3% of revenue.

As a single, integrated source for multi-modal solutions, XPO can reduce — sometimes very significantly — a customer’s freight spend and inventory holding costs. We have the resources and infrastructure to provide world-class customer service, with the flexibility to adapt quickly as circumstances change. And we have the expertise to optimize supply chains from A to Z, with the technology to inform critical management decisions.

The secular trends in transportation and logistics favor XPO. Our industry is large, growing and fragmented, with underpenetrated market sectors and trends toward outsourcing. Many companies are seeking to consolidate their supply chain relationships. This is particularly true of large companies with multiple end-markets or multinational footprints.

These secular trends play directly to our strengths of scale, density, service range and technology, as well as our leadership positions in fast-growing sectors. XPO is the:

•	Largest last mile logistics provider for heavy goods in the U.S., a more than $13 billion sector that’s estimated to be growing at five to six times GDP;

•	Largest manager of expedited shipments in North America by ground, air and TMS technology;

•	Second largest contract logistics provider worldwide, with the largest outsourced e-fulfillment platform in Europe;

•	Second largest provider of less-than-truckload transportation in North America, and a leading LTL provider in Western Europe;

•	Second largest freight broker worldwide, with the largest owned road fleet in Europe;

•	Third largest provider of intermodal and drayage services in North America, a $22 billion opportunity.

In addition, we’re a top five global provider of managed transportation, and a global freight forwarder with a large network of ocean, air, ground and border services.

Taking into account our transportation and logistics offerings in both North America and Europe, we’re looking at a total addressable opportunity of $1 trillion or more.

Now let’s take a deeper look into XPO, starting with our technology.

Transformative Technology

XPO empowers its employees to deliver world-class service through information technology, a pillar of our strategy. We place massive importance on innovation because we believe that great technology in the hands of well-trained employees is the ultimate competitive advantage in our industry. Our focus is on using innovation to differentiate our services and deliver tangible value to our customers and investors.

Our annual technology budget is approximately $425 million. We’ve built a highly scalable and integrated system on a cloud-based platform that speeds up innovation, with a global team of 1,600 IT professionals who can deploy proprietary software very rapidly. We concentrate our efforts in four areas of innovation: automation; visibility and customer service; business-specific analytics; and far-reaching new capabilities. We have exciting developments underway in every area — for example, we’re continuing to introduce robotics, drones and other advanced automation as part of the roll-out of our new warehouse-of-the-future platform.

We view our technology as being critical to continuously improving customer service and leveraging our scale. In transportation, we’re constantly enhancing our Freight Optimizer and Rail Optimizer systems and rolling out new capabilities for LTL.

In our last mile operations, we hold patents on industry-leading software for real-time workflow visibility and customer experience management. This gives us a competitive advantage in the last mile space, because it documents our ability to ensure a quality, on-time consumer experience with superior satisfaction ratings. Recently, we enhanced our applications to handle complex in-home installations, a trend in last mile.

In LTL, we implemented 14,000 new handhelds and inspection tablets for drivers and dockworkers to enhance productivity and revenue collection from accessorials and ancillary services. We also rolled out new RFP and pricing systems for LTL, including robust pricing algorithms and profitability monitoring. These have improved the business intelligence we use for pricing, workforce planning and network optimization.

In logistics, the warehouses we run are becoming high-tech hubs. This is leading to important new advantages for customers; for example, we have the ability to customize products close to fulfillment. Our proprietary technology facilitates omni-channel distribution, reverse logistics, lean manufacturing support, aftermarket support, supply chain optimization and transportation management.

Logistics Operations

Contract Logistics

Contract logistics is an asset-light business characterized by long-term contractual relationships, low cyclicality and a high-value-add component that minimizes commoditization. It has low capex requirements as a percentage of revenue, which leads to strong free cash flow conversion and ROIC.

Our logistics segment is led by two outstanding executives: Ashfaque Chowdhury, president of supply chain in the Americas and Asia Pacific, and Malcolm Wilson, managing director of supply chain in Europe.

Ashfaque joined XPO from 23 years at New Breed Logistics, one of our largest acquisitions, and initially led our technology and advanced solutions organizations for supply chain. He has a Ph.D. in engineering and a genuine passion for innovation. Malcolm has two decades of international experience in contract logistics management. He took Norbert Dentressangle’s supply chain platform to global scale with leading e-fulfillment capabilities in Europe, prior to our acquisition.

As the second largest logistics provider worldwide, we’re at the forefront of a $120 billion sector that’s estimated to grow at two to three times GDP. It makes us particularly attractive to multinational customers, as do our investments in vertical expertise, salespeople, CRM capabilities and engineering. When we secure a new logistics contract, the initial tenure is approximately five years on average, with a historical renewal rate of over 95%. These relationships can lead to cross-selling and a wider use of our services, such as inbound and outbound logistics.

Our logistics teams provide a range of services to customers, including highly engineered solutions and high-value-add services. We perform e-commerce fulfillment, order personalization, reverse logistics, packaging and labeling, distribution and managed transportation. We also collaborate with our larger customers to optimize their production flows.

Many of our customers are the preeminent names in retail and e-commerce, food and beverage, aerospace, technology, wireless, manufacturing, chemical, agribusiness, life sciences and healthcare. We also have strong positions in fast-growing sub-verticals: for example, XPO is the number one provider of fashion logistics in Italy.

Not only do we share vertical expertise, we also have complementary strengths in different verticals in Europe and North America. For example, we’re a cold chain specialist in Europe; that helps us build this business in North America. Cold chain involves the handling of critical-care commodities such as food and beverages, which are less sensitive to economic cycles. In the U.S., we’re strong in aerospace and other high tech verticals, which is opening new doors in Europe.

We’ve built a billion dollar global pipeline of active logistics bids. Europe, and the UK in particular, has had an exciting start to the year. In North America, we’re methodically submitting proposals at an average rate of at least one a day. The large wins we had in 2015 and early 2016 will continue to drive revenue growth through at least the end of this year, and many of the recent contracts will be on line by mid-2017.

Our new operations performance team is collaborating between North America and Europe to optimize our warehouses. The team is helping management at every site understand the gaps between average performance and great performance, and devise action plans for improvements. Workforce productivity is a huge lever for cost savings in our warehouse operations.

Managed Transportation

XPO is a top five global provider of managed transportation, with approximately $2.7 billion of freight under management. Managed transportation is a non-asset service provided to shippers who want to outsource some or all of their transportation modes, together with associated activities. These activities can include freight handling such as consolidation and deconsolidation, labor planning, inbound and outbound shipment facilitation, documentation and customs management, claims processing and 3PL supplier management, among other things.

Transportation Operations

Our other segment — transportation — includes our lines for truck brokerage and transportation, LTL, last mile, intermodal and drayage, expedite and global forwarding.

Truck Brokerage and Transportation

XPO utilizes a blended transportation model of brokered, owned and contracted capacity for truck transportation in North America and Europe. The non-asset portion of our model is variable cost and gives us extensive flexibility. It includes our brokerage operations, as well as contracted capacity with independent owner-operators.

Brokerage is compelling to us for a number of reasons: it’s a variable cost model with high free cash flow conversion and minimal capex requirements, with tailwinds from outsourcing and supplier consolidation. Brokerage is also valuable to most of our customers who use XPO for other lines of business. We’ve built a powerful truckload management system called Freight Optimizer that drives our brokerage operations in both North America and Europe.

In North America, our brokerage network includes approximately 38,000 independent carriers representing over a million trucks. That’s a big deal to shippers — they value our ability to find them trucks under all kinds of market conditions. Examples of brokered freight include industrial flows of raw materials and finished goods, consumer goods, sensitive freight, and freight that is high-value or high-security.

In Europe, the largest components of our truckload operations are dedicated transport and brokerage. Combined with LTL, these three service lines generate about three-quarters of our European transport EBITDA. We also have a non-dedicated truckload business that provides on-demand capacity for our customers.

Our truckload operations in Europe are in the experienced hands of Luis Gomez, managing director of transport. Luis started working in transport 20 years ago with the largest truck broker in Spain, subsequently acquired by XPO as part of Norbert Dentressangle. He’s highly knowledgeable in the dynamics of European markets. During his tenure with Norbert Dentressangle, Luis led the global transport operations and was instrumental in expanding both brokerage and LTL in Europe.

Less-Than-Truckload (LTL)

LTL is a major success story for us in both North America and Europe. Our LTL business in North America is asset-based; it utilizes employee drivers, a fleet of tractors and trailers for line-haul, pick-up and delivery of pallets, and a network of terminals. In Western Europe, where we’re a leading LTL provider, we typically contract with independent carriers for some or most of the transportation, depending on the country. These relationships are supported by XPO terminals and staff.

Importantly for our customers, our LTL network in North America covers about 99% of all U.S. zip codes, and we offer more next-day and two-day lanes than any other LTL carrier. Our service is up to 25% faster than other LTL carriers, which helps shippers reduce their inventory carrying costs. We’ve added LTL salespeople and strategic account managers to address the wide-open opportunity to serve our full customer base with these capabilities.

Our head of LTL in North America is transportation veteran Tony Brooks. Tony is a career supply chain professional with over 30 years’ experience. He’s run complex transportation networks for some of the largest players in the industry, including Sears, Sysco and Dr. Pepper. Tony has instilled a culture of accountability that has focused the team on industry-leading customer service levels and profitable growth. In the first quarter of 2017, our North American LTL on-time pickup rate and line-haul productivity both improved from our already high levels in 2016, while damages and claims decreased.

LTL in North America accounted for about a quarter of our gross revenue in 2016 and improved adjusted EBITDA by 43% in 2016 year-over-year. We’ve continued to take significant costs out of the network — we’re already up to $175 million of savings in LTL, with an original target of $170 million to $210 million by year-end 2017.

The success we’re having with cost-outs is a big reason why our LTL business is on track to generate over $1 billion of EBITDA in five years.

Last Mile Logistics

Last mile is another asset-light operation, and an outsized performer in our service range. We manage the final delivery of goods to homes, using a network of independent carriers and white glove technicians for assembly and installation.

XPO is by far the largest U.S. facilitator for the home delivery of heavy goods — items such as appliances, furniture, exercise equipment and large electronics. We’re the main last mile logistics provider to most of the big-box retailers in the U.S. who sell heavy goods. A key point in our value proposition is that we provide a consistent last mile experience across the country.

E-commerce is an exciting tailwind for last mile, and one that’s predicted to grow globally at double-digit rates through at least 2020. Given our strong foothold along the e-commerce supply chain, this represents tremendous growth potential for us. Last year, we facilitated over 12 million last mile deliveries, and yet we hold less than 7% share in the last mile space.

In North America, we’ve integrated our last mile services seamlessly with our logistics platform to create a powerful value proposition for retailers and e-commerce companies. We expect to achieve even greater scalability of our last mile network by multi-purposing our LTL cross-docks.

In Europe, which is another fragmented last mile landscape, there’s a large opportunity for us to apply our last mile technology and best practices. We recently established last mile operations in the UK, Ireland and the Netherlands.

Intermodal and Drayage

Intermodal and drayage are additional growth opportunities for us in North America. Both are asset-light operations involved in the long-haul portion of containerized freight movements. Services include rail brokerage, local drayage by independent trucking contractors, and on-site operational services. XPO has one of the largest drayage networks in the U.S., with more than 2,200 independent owner-operators and access to another 25,000 drayage trucks.

Despite a sluggish intermodal environment due primarily to loose truck capacity, we’ve been able to increase our bidding activity and our sales trends have been improving. Our proprietary Rail Optimizer technology is a growth engine and a differentiator – it recently helped us win the largest contract in XPO’s history.

Importantly for our customers, Rail Optimizer is also helping us achieve our best-ever intermodal on-time performance record, reduce empty miles, improve customer service levels and increase visibility across the network.

Expedite

We offer expedited transportation, a non-asset business, as part of our freight brokerage operations in North America. Expedited shipments are time-critical goods or raw materials that have to get somewhere very quickly, typically on little notice.

We use a network of contracted owner-operators to handle expedited ground transportation, and an electronic bid platform to assign air charter loads. A separate, large component of our expedite operations is our proprietary transportation management platform, which awards loads electronically based on carriers’ online bids. Our technology initiates a new auction on the internet every 12 minutes, and we take a fee for facilitating the entire process.

Expedite demand can be unpredictable because it’s tied to external circumstances. One secular driver is the trend toward just-in-time (JIT) urgent shipments. JIT is a supply chain strategy that requires 3PL support for both manufacturing production and inventory management. As the largest manager of expedited shipments in North America, we can pivot very quickly, often saving our customers from disastrous monetary loss.

Our expedite group serves our other service lines as well. For example, if a track repair stalls a rail container, we can off-load those goods to an expedite ground carrier in our network or put them on a chartered aircraft. This ability to find solutions to almost any challenge is a major advantage of our integrated organization.

Global Forwarding

We provide non-asset global forwarding services in a $150 billion sector where customers depend on our domestic, cross-border and international expertise. The shipments we forward may have origins and destinations within the same country, or move between countries or continents. They may travel by ground, air, ocean, or some combination of these modes.

XPO has a network of independent market experts and licensed customs brokers who provide local oversight in thousands of key trade areas worldwide, and we hold OTI and NVOCC licenses. We believe that we can use our volume to purchase transportation more effectively for our global forwarding customers.

Service-Driven, Results-Oriented Culture

The common denominator across all areas of transportation and logistics is that customers want results. A zero-fail mindset of meeting customer expectations is part of our DNA, dating back a quarter century to our roots in expedite. Anything less than stellar service is not an option for us.

Transportation customers want on-time pickup and delivery. Contract logistics customers want their goods to flow smoothly through the supply chain. All customers want visibility into flows, accurate documentation and damage-free handling. If a disruption does occur, customers expect to know about it right away and hear a solution. If you walk into an XPO office or facility, you’ll see that our people are trained to be professional, efficient and on top of things.

We see an opportunity to continue to differentiate XPO on the basis of phenomenal customer service in each part of our service offering. The litmus test is always our customer. Is the customer thrilled to have chosen XPO? Are we constantly improving the value we deliver? When we receive awards for operational excellence and performance from world-class companies such as Navistar, Diebold, Nissan and Whirlpool, we know that we’re doing our job.

We also want to continue to build on our leadership position in sustainability. XPO owns the largest natural gas truck fleet in Europe. We launched government-approved mega-trucks in Spain in 2016, which are expected to reduce CO2 emissions by over 25%. Also in 2016, XPO was named a Top 75 Green Supply Chain Partner by Inbound Logistics, and was awarded the label “Objectif CO2” for outstanding environmental performance of transport operations in Europe by the French Ministry of the Environment and the French Environment and Energy Agency.

This year, we’ll lower the carbon footprint of trucking in Paris for the road transport portion of France’s first intermodal urban logistics shuttle. The Paris shuttle project is truly exciting. We’re proud to have been chosen for this landmark collaboration, which will provide economical and environmentally responsible service to the heart of Paris. Each Eurorail train shuttle will transport 60 container cars of goods. The goods will then be distributed on XPO trucks that use alternative fuels such as natural gas instead of diesel. We’ll be contributing to the reduction of diesel use in Paris.

Many of our logistics facilities are ISO14001-certified, which ensures environmental and other regulatory compliances. We monitor fuel emissions from forklifts, and we have systems in place to take immediate corrective action if needed. XPO packaging engineers ensure that the optimal carton size is used for each product slated for distribution, and when feasible, we purchase recycled packaging. As a byproduct of our reverse logistics operations, we recycle millions of electronic components and batteries each year.

That sums up our many opportunities for value creation. Now it comes down to operational excellence.

Financial Highlights

We started 2017 on a strong note by solidly beating our expectations for net income and adjusted EBITDA. We reported first quarter revenue of $3.54 billion, net income attributable to common shareholders of $19.5 million, adjusted EBITDA of $290 million, cash flow from operations of $15 million, and free cash usage of $86.9 million.1 Notably, we significantly improved our margins in both of our reporting segments, transportation and logistics.

One standout of the quarter was our North American less-than-truckload business. We increased LTL operating income by a robust 49%, in part by running our line-haul, cross-dock and pickup-and-delivery operations more efficiently. We also had an excellent quarter in last mile and contract logistics, with substantial new business fueled by our market-leading position in e-commerce. Many of the contracts won over the last six months will be on line by mid-year.

On March 10, 2017, we entered into a $1.494 billion refinancing of our existing term loan agreement at a rate of LIBOR plus 2.25%, with a 0% LIBOR floor, maturing on October 30, 2021. The proceeds were used primarily to replace our existing $1.5 billion term loan, which bore interest at LIBOR plus 3.25%, with a 1.0% LIBOR floor. The terms of the new loan facility essentially remained otherwise the same and should result in approximately $15 million of annual cash savings.

Our balance sheet is strong, with 3.7 times net debt to adjusted EBITDA for the trailing 12 months ended March 31, 2017. Approximately 87% of our debt doesn’t mature until 2021 or later.

We’re pleased that our 2016 performance for adjusted EBITDA and free cash flow exceeded the targets we set for the year. Going forward, our targets are:

•	For 2017, full-year adjusted EBITDA of at least $1.350 billion;

•	For 2018, full-year adjusted EBITDA of at least $1.575 billion; and

•	For 2017–2018, cumulative free cash flow of approximately $900 million, including at least $350 million of free cash flow generated in 2017.

[1]	Reconciliations of non-GAAP financial measures used in this document are provided in the accompanying slide presentation.

High Growth and High Returns

In summary, we’re continuing to execute our strategy for high growth and high returns from a strong financial position. We’ve met or exceeded every financial target we issued over the last five years, and we’re on track to do the same again this year.

XPO is on the radar in every industry that requires transportation or logistics. Our ability to drive efficiencies in so many parts of the supply chain — and do it in an integrated manner through a single source — is unique in our industry. It’s a value proposition that clearly resonates with customers. This is particularly true in the e-commerce sector, where we can provide integrated transportation and logistics solutions to customers who need help managing demand. We’re well diversified by geographies, by verticals and types of service. Most important, we have a deep bench of seasoned operators who know how to achieve results.

Our goal is always to help customers operate more efficiently and reduce their costs. We work closely with all types of companies to look at their entire supply chain, from point of origin to the end-consumer. This collaborative approach and our technology are major reasons why customers trust us with an average of 150,000 shipments and over seven billion inventory units every day.

Our performance is expected to continue on a trajectory of high growth and high returns. We have a larger, more integrated sales organization feeding active bids into our $3 billion pipeline. The $716 million of sales we closed through March was a first quarter record for our company, up significantly from $429 million a year ago.

In addition, we have initiatives underway around the world to serve our customers even better, continuously improve our performance and lower our procurement costs. Our global procurement team has already achieved $80 million of annual savings, and we’re using our technology to better utilize our labor and capacity — all while helping our customers manage their supply chains more efficiently.

In 2016, we not only made the Fortune 500 list for the first time, we were named the fastest-growing Fortune 500 company. In addition, Forbes ranked us #17 among innovative growth companies and #263 among America’s best employers.

It’s rewarding to get these accolades for what we’ve accomplished to date, but we’re even more excited about our prospect for accelerated returns — a 17% year-over-year increase in adjusted EBITDA in 2017, another 17% in 2018, and cash generation growing significantly faster than EBITDA each year.

Thank you for your interest!

Non-GAAP Financial Measures

This document contains certain non-GAAP financial measures as defined under the rules of the Securities and Exchange Commission (“SEC”), including adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”) for the three-month period ended March 31, 2017; and free cash flow for the three-month period ended March 31, 2017.

We believe that the above adjusted financial measures facilitate analysis of our ongoing business operations because they exclude items that may not be reflective of, or are unrelated to, XPO and its business segments’ core operating performance, and may assist investors with comparisons to prior periods and assessing trends in our underlying businesses. These adjustments are consistent with how management views our businesses. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and evaluating XPO’s and each business segment’s ongoing performance.

Accordingly, we believe that free cash flow is an important measure of our ability to repay maturing debt or fund other uses of capital that we believe will enhance stockholder value. We believe that adjusted EBITDA improves comparability from period to period by removing the impact of our capital structure (interest and financing expenses), asset base (depreciation and amortization), tax impacts and other adjustments as set out in the tables attached to the presentation filed herewith that management has determined are not reflective of normalized operating activities. Adjusted EBITDA includes adjustments for acquisition costs and related integration and rebranding initiatives. Transaction and integration adjustments are generally incremental costs that result from an acquisition and include transaction costs, restructuring costs, acquisition and integration consulting fees, internal salaries and wages (to the extent the individuals are assigned full-time to integration activities), and certain costs related to integrating and converting IT systems. Rebranding adjustments relate primarily to the rebranding of the XPO Logistics name on our truck fleet and buildings.

Other companies may calculate adjusted EBITDA differently, and therefore our measure may not be comparable to similarly titled measures of other companies. Free cash flow and adjusted EBITDA are not measures of financial performance or liquidity under GAAP and should not be considered in isolation or as an alternative to net income, cash flows provided (used) by operating activities and other measures determined in accordance with GAAP. Items excluded from adjusted EBITDA are significant and necessary components of the operations of our business, and, therefore, adjusted EBITDA should only be used as a supplemental measure of our operating performance.

As required by SEC rules, we provide reconciliations of these historical measures to the most directly comparable measure under United States generally accepted accounting principles (“GAAP”), which are set forth in the financial tables attached to the presentation filed herewith. With respect to our 2017 and 2018 financial targets of adjusted EBITDA and our 2017 and 2017-2018 cumulative targets for free cash flow, each of which is a non-GAAP measure, a reconciliation of the non-GAAP measure to the corresponding GAAP measure is not available without unreasonable effort due to the variability and complexity of the reconciling items described below that we exclude from the non-GAAP target measure. The variability of these items may have a significant impact on our future GAAP financial results and, as a result, we are unable to prepare the forward-looking balance sheet, statement of income and statement of cash flow, prepared in accordance with GAAP that would be required to produce such a reconciliation.

Forward-looking Statements

This document includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including our financial targets. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. In some cases, forward-looking statements can be identified by the use of forward-looking terms such as “anticipate,” “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target,” “trajectory” or the negative of these terms or other comparable terms. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances.

These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause or contribute to a material difference include the risks discussed in our filings with the SEC and the following: economic conditions generally; competition and pricing pressures; our ability to align our investments in capital assets, including equipment, service centers and warehouses, to our customers’ demands; our ability to successfully integrate and realize anticipated synergies, cost savings and profit improvement opportunities with respect to acquired companies; our ability to develop and implement suitable information technology systems; our substantial indebtedness; our ability to raise debt and equity capital; our ability to maintain positive relationships with our network of third-party transportation providers; our ability to attract and retain qualified drivers; litigation, including litigation related to alleged misclassification of independent contractors; labor matters, including our ability to manage our subcontractors, and risks associated with labor disputes at our customers and efforts by labor organizations to organize our employees; risks associated with our self-insured claims; risks associated with defined benefit plans for our current and former employees; fluctuations in currency exchange rates; fluctuations in fixed and floating interest rates; our ability to execute our growth strategy through acquisitions; fuel price and fuel surcharge changes; issues related to our intellectual property rights; governmental regulation, including trade compliance laws; and governmental or political actions, including the United Kingdom’s likely exit from the European Union. All forward-looking statements set forth in this document are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to or effects on us or our business or operations. Forward-looking statements set forth in this document speak only as of the date hereof, and we do not undertake any obligation to update forward-looking statements to reflect subsequent events or circumstances, changes in expectations or the occurrence of unanticipated events, except to the extent required by law.